Exhibit 99.1

Contact: Rachel Webb Vice President, Investor Relations rachel.webb@jackinthebox.com 858.522.4556

Press Release

Jack in the Box Inc. Completes Sale of Del Taco Holdings Inc.

SAN DIEGO, Calif. December 22, 2025 – Jack in the Box Inc. (NASDAQ: JACK) (the “Company”) today announced that it has completed the sale of Del Taco Holdings Inc. (“Del Taco”), to Yadav Enterprises Inc. (“Yadav”). The closing of this transaction is an important step in the Company’s “Jack on Track” plan to strengthen the Company’s balance sheet and accelerate its shift toward a simpler, asset-light business model.
The Company completed the sale to Yadav for approximately $119 million in consideration, subject to post-closing working capital and other adjustments. In connection with the closing, the Company received approximately $109 million of the consideration in cash and the remaining $10 million in the form of a 21-day promissory note, accruing interest at an 8% annual rate, fully guaranteed by Anil Yadav, founder and CEO of Yadav.
Lance Tucker, Chief Executive Officer of Jack in the Box Inc., said, “Our sale of Del Taco represents meaningful progress in simplifying our business model and reducing our debt. We remain committed to elevating the Jack in the Box brand and improving operational performance to drive sustainable, long-term growth and create value for our shareholders. We appreciate the Yadav team’s partnership during this transition and wish the Del Taco brand well in their next chapter.”
BofA Securities Inc. served as exclusive financial advisor to the Company, and Sullivan & Cromwell LLP served as its legal counsel in connection with this transaction. Yadav Enterprises Inc. was represented in this transaction by its General Counsel Steven M. Kries and advised by Baker Tilly.

About Jack in the Box Inc.

Exhibit 99.1

Jack in the Box Inc. (NASDAQ: JACK), founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation's largest hamburger chains with approximately 2,135 restaurants across 21 states.

About Yadav Enterprises Inc.
Yadav Enterprises Inc. operates more than 310 franchise restaurants including Jack in the Box, Denny’s, and TGI Friday’s, and owns the Taco Cabana brand, a fast-casual, Tex-Mex restaurant chain consisting of 150 locations, Del Taco®, the second largest Mexican-American QSR chain by units in the U.S. with approximately 575 restaurants across 18 states, and Nick the Greek, a fast-casual, Greek restaurant chain consisting of 90 locations.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goals,” “guidance,” “intend,” “plan,” “project,” “may,” “will,” “would” and similar expressions. These statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate. These estimates and assumptions involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. Factors that may cause our actual results to differ materially from any forward-looking statements include, but are not limited to: the success of new products, marketing initiatives and restaurant remodels and drive-thru enhancements; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the Company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, risks relating to expansion into new markets and successful franchise development; the ability to attract, train and retain top-performing personnel, litigation risks; risks associated with disagreements with franchisees; supply chain disruption; food-safety incidents or negative publicity impacting the reputation of the Company's brand; increased regulatory and legal complexities, risks associated with the amount and terms of the securitized debt issued by certain of our wholly owned subsidiaries; stock market volatility. These and other factors are discussed in the Company’s annual report on Form 10-K and its periodic reports on

Exhibit 99.1
Form 10-Q filed with the Securities and Exchange Commission, which are available online at http://investors.jackinthebox.com or in hard copy upon request. The Company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.